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                         MASADA SECURITY HOLDINGS, INC.
                                  SUBSIDIARIES


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
Masada Security, Inc. (Delaware corporation)                100% owned by Masada Security Holdings, Inc.

Kristynik Security Systems, Inc. (Texas Corporation)        100% owned by Masada Security, Inc.

Alarms by HRD, Inc. (Florida corporation)                   100% owned by Masada Security, Inc.

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